UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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GEEKNET, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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____________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 7, 2013
____________________

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Geeknet, Inc. (the “Company”), a Delaware corporation, will be held on Tuesday, May 7, 2013 at 8 a.m., Eastern Daylight Time, at 111 East 48th Street, New York, NY 10017, for the following purposes:

(1)	To elect the ten (10) directors nominated by our Board of Directors and named in the proxy statement (Proposal One);

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal Two);

(3)	Advisory vote to approve Named Executive Officer compensation (Proposal Three);

(4)	To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on March 15, 2013 are entitled to notice of and to vote at the meeting.

The Company’s Chief Executive Officer, Kathryn K. McCarthy, has prepared a letter to shareholders which can be found on our website at http://investors.geek.net/governance.cfm. I invite you to read the letter.

By Order of the Board of Directors,
/s/ Kirk L. Somers
Kirk L. Somers, Secretary

Fairfax, VA
March 27, 2013

YOUR VOTE IS IMPORTANT
This proxy statement is furnished in connection with our solicitation of proxies, on behalf of the Board of Directors, for the 2013 Annual Meeting of Stockholders. The proxy statement and the related proxy form are being distributed on or about March 27, 2013. For specific instructions on how to vote your shares, please refer to the instructions on your enclosed proxy card. You can vote your shares using one of the following methods:

•	Vote through the Internet or by telephone by following the instructions shown on the proxy card;

•	Vote by mail by completing and returning a written proxy card; or

•	Attend our 2013 Annual Meeting of Stockholders and vote in person.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 7, 2013. Internet and telephone voting are available 24 hours per day; if you vote via the Internet or telephone, you do not need to return a proxy card. Proxy cards submitted by mail must be received by the commencement of the Annual Meeting in order for your shares to be voted.
All stockholders are cordially invited to attend the meeting; however, to ensure your representation at the Annual Meeting, you are urged to vote via the Internet or telephone, or mark, sign, date and return the enclosed proxy card as promptly as possible in the pre-addressed envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has voted via the Internet or telephone, or returned a proxy card.

GEEKNET, INC.
11216 Waples Mill Rd., Suite 100
Fairfax, VA 22030
____________________

PROXY STATEMENT
____________________

INFORMATION CONCERNING SOLICITATION AND VOTING
General

The matters to be acted upon at the Annual Meeting of Stockholders (the “Meeting”) are described in the Notice of Annual Meeting of Stockholders and this proxy statement. Your Proxy is solicited on behalf of the Board of Directors of Geeknet, Inc. (the “Company”) for use at our Meeting to be held at 111 East 48th Street, New York, NY 10017 on May 7, 2013, at 8 a.m. Eastern Daylight Time, and at any adjournment(s) thereof, for the purposes set forth herein. Our telephone number is (877) 433-5638.
The Notice, including the proxy statement, the Proxy and our Securities and Exchange Commission (“SEC”) Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2012 (“Fiscal Year 2012”), was mailed or made available on the Internet, as applicable, on or about March 27, 2013 to all stockholders entitled to vote at the Meeting.
STOCKHOLDERS MAY RECEIVE A COPY OF THE COMPANY’S 2012 ANNUAL REPORT ON FORM 10-K, NOT INCLUDING EXHIBITS, AT NO CHARGE. IF A STOCKHOLDER PREFERS A COPY OF THE 2012 ANNUAL REPORT ON FORM 10-K INCLUDING EXHIBITS, THE STOCKHOLDER WILL BE CHARGED A REASONABLE FEE (WHICH SHALL BE LIMITED TO OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS). REQUESTS FOR COPIES MUST BE MADE BY SENDING A WRITTEN REQUEST TO GEEKNET, INC., 11216 WAPLES MILL RD., SUITE 100, FAIRFAX, VA 22030, ATTN: INVESTOR RELATIONS.
Record Date and Share Ownership
Stockholders of record at the close of business on March 15, 2013 (which we will refer to as the “Record Date” throughout this proxy statement) are entitled to notice of and to vote at the Meeting and at any adjournment(s) thereof. We have one class of stock issued and outstanding, designated as Common Stock, $0.001 par value per share, and one class of undesignated Preferred Stock, $0.001 par value per share. As of the Record Date, 25,000,000 shares of our Common Stock were authorized and 6,609,258 shares of the Company’s Common Stock were outstanding. As of the Record Date, 1,000,000 shares of our Preferred Stock were authorized and no shares of our Preferred Stock were outstanding.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it as follows:

(1)	Delivering to us at our principal offices (Attention: Investor Relations) a written notice of revocation before such proxy is used; or
(2)	Delivering subsequent proxy instructions as follows:
—
By Phone :  Use the toll free telephone number provided on the proxy card to vote again prior to 11:59 p.m. Eastern Daylight Time (“EDT”) on May 6, 2013 (specific instructions for using the telephone voting system are provided on the proxy card and in the Notice);

—
By Internet :  Use the Internet voting site listed on the proxy card to vote again prior to 11:59 p.m. EDT on May 6, 2013 (specific instructions for using the Internet voting system are provided on the proxy card and in the Notice);

—	By Mail : Sign, date and mail another proxy card bearing a later date and deliver such proxy card to our principal offices (Attention: Investor Relations) prior to the use of the original proxy; or
—	In Person : Attend the Meeting and vote your shares in person.

Voting
On all matters, each stockholder shall be entitled to one vote for each share of the Company’s Common Stock held by such stockholder.
With respect to the election of directors pursuant to “Proposal One — to elect the ten (10) directors nominated by our Board of Directors and named in the proxy statement,” Each director nominees receiving the affirmative vote of a plurality of the shares of our Common Stock present or represented by proxy and voting at the annual meeting shall be elected as directors for a one year term. Abstentions and broker non-votes will have no effect on the election of directors.
With respect to the ratification of KPMG LLP as the Company’s Independent Registered Public Accountants for the fiscal year ending December 31, 2013 pursuant to “Proposal Two — To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013,” if a quorum is present and voting, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for our fiscal year ending December 31, 2013 (“Fiscal Year 2013”). Abstentions will have the effect of a vote “against” the ratification of KPMG LLP as our independent registered public accounting firm. There will be no broker non-votes for this proposal.
With respect to “Proposal Three — hold a non-binding vote on executive compensation,” if a quorum is present and voting the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Solicitation of Proxies
We will bear the cost of soliciting proxies. We may, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy solicitation materials to such beneficial owners. In addition, proxies may also be solicited by certain of our Directors, Officers and regular employees, without additional compensation, personally or by telephone or facsimile.
Quorum; Abstentions; Broker Non-Votes
Votes cast by proxy or in person at the Meeting (“Votes Cast”) will be tabulated by the inspector of elections (the “Inspector”) who will be one of our employees. The Inspector will also determine whether a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the Meeting.
The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat such shares as votes in favor of approving any matter submitted to the stockholders for a vote. “Broker non-votes” will be counted as present but not entitled to vote and thus will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal; thus broker non-votes will not affect the outcome of any matter being voted on at the meeting. Abstentions will not affect the outcome of any matter being voted on at the meeting except the proposal regarding ratification of the independent accountants and the vote on executive compensation, in which case, abstentions will have the same effect as an “AGAINST” vote.
When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for (i) for the election of the ten (10) nominees for directors set forth herein, (ii) for the ratification KPMG LLC as our independent registered public accounting firm for Fiscal Year 2013, and (iii) for the advisory vote on the compensation of our named executive officers. With respect to such other business as may properly come before the Meeting or any adjournment thereof, the shares will be voted in the discretion of the proxy holder.
Deadline for Receipt of Stockholder Proposals
Proposals of stockholders that are intended for inclusion in our proxy statement relating to our 2014 Annual Meeting of Stockholders must be received by us at our principal offices at 11216 Waples Mill Rd., Suite 100, Fairfax, VA 22030, Attention: Secretary, not later than November 27, 2013 and must satisfy the conditions established by the SEC and our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.
Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder are subject to the advance notice procedures described below.
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. In order for a matter to be deemed properly presented by a stockholder for consideration at our 2014 Annual Meeting of Stockholders under our bylaws, it must be received by our Secretary not before January 7, 2014 and not later than February 6, 2014. If our 2014 Annual Meeting of Stockholders is not within thirty days before or sixty days after May 7, 2014, the anniversary date of this year’s Annual Meeting, notice must be delivered no earlier than the one hundred and twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such meeting or, if the first public notice of the meeting date is less than one hundred days before the meeting, ten days following any notice or publication of the meeting. The stockholder’s notice must comply with the requirements of our bylaws, which generally require that the notice set forth certain information that must be included concerning the stockholder’s proposal and ownership of our securities. The chairman of the meeting may refuse to acknowledge any matter not made in compliance with the advance notice procedures set forth in our bylaws. A copy of our bylaws may be obtained from the Secretary at our address set forth above.
Stockholder Information
If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy materials) unless you have previously provided contrary instructions. If you wish to receive a separate set of proxy materials, please request additional copies by contacting us at GEEKNET, INC., 11216 WAPLES MILL RD., SUITE 100, FAIRFAX, VA 22030, ATTN: INVESTOR RELATIONS, or call (877) 825-4689.
Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address above to request that only a single copy be delivered in the future.
Transaction of Other Business
As of the date of this proxy statement, the only business that the Board of Directors intends to present or knows that others will present at the Meeting is as set forth in this proxy statement. If any other matter(s) are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their discretion. By signing the proxy card, you are granting the persons named in the proxy a proxy entitling them to vote your shares with such discretion.

PROPOSAL ONE

TO ELECT TEN (10) DIRECTORS

General
Our Board of Directors has eleven authorized directors and currently consists of eleven members.
Our stockholders are being asked to consider ten nominees for election to our Board of Directors to serve for a one year term until the 2014 annual meeting of stockholders.
David B. Wright will not be standing for reelection to the Board at the 2013 Annual Meeting.
Information Regarding the Nominees
On February 6, 2013, the Nominating and Governance Committee, which is comprised of Messrs. Smith, Hampel and Blank, recommended, and the Board of Directors, on February 7, 2013, determined, that it is in the best interests of the Company to nominate the following ten (10) directors for election to the Board of Directors. The nominees are:

—	Kenneth G. Langone
—	Matthew C. Blank
—	Matthew Carey
—	Thomas Coughlin
—	Peter A. Georgescu
—	Sir Ronald Hampel
—	Frank A. Riddick, III
—	Derek Smith
—	Michael Solomon
—	Kathryn K. McCarthy
All of the nominees for directors are current Geeknet Directors.
We are not aware of any reason that any nominee will be unable or will decline to serve as a Director. The term of office of each person elected as a director at the 2013 Annual Meeting will continue until our annual meeting of stockholders held in 2014 and until a successor has been elected and qualified or the earlier of their death, resignation or removal. There are no arrangements or understandings between any of our Directors or Executive Officers and any other person pursuant to which he or she is or was to be selected as one of our Directors or Officers. There are no family relationships among Directors or Executive Officers of the Company.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten (10) nominees named above, all of whom are currently one of our Directors. Each nominee has consented to be named as a nominee in this proxy statement and to continue to serve as a Director if elected. If any nominee becomes unable or declines to serve as a Director or if additional persons are nominated at the 2013 Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed above as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED: that the Company’s stockholders approve the nomination of Kenneth G. Langone, Matthew C. Blank, Matthew Carey, Thomas Coughlin, Peter A. Georgescu, Sir Ronald Hampel, Frank A. Riddick, III, Derek V. Smith, Michael Solomon, and Kathryn K. McCarthy for election to the Board as directors for a one-year term commencing on May 7, 2013 and expiring on the day prior the next annual meeting of stockholders and until their successors have been duly elected and qualified.
Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting, the ten nominees for Director will be elected by a plurality of the votes cast. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will have no legal effect on the election of Directors once a quorum is present. See “Information Concerning Solicitation And Voting — Quorum; Abstentions; Broker Non-Votes.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
VOTING “FOR” THE NOMINEES TO SERVE AS DIRECTORS.

Information Regarding the Nominees of the Board of Directors
The following table sets forth for each of our current Directors standing for reelection, their ages and present positions with the Company as of the Record Date.

			Committees
Name	Age	Position	Nominating and Governance	Compensation	Audit	Technology
Kenneth G. Langone	77	Director, Chairman
Matthew C. Blank	62	Director	X	X
Matthew Carey	48	Director			X	X
Thomas Coughlin	63	Director				X
Peter A. Georgescu	74	Director		X		X
Frank A. Riddick, III	56	Director		X	X
Derek Smith	58	Director	X			X
Michael Solomon	65	Director
Sir Ronald Hampel	81	Director	X		X
Kathryn K. McCarthy	44	Director, Chief Executive Officer and President
Kenneth G. Langone has served on our Board of Directors since July 2010 and from August 2010 until March 2013, Mr. Langone served as Chief Executive Officer of the Company.  Mr. Langone is the founder and, since 1974, has been Chairman of the Board, Chief Executive Officer and President of Invemed Associates, LLC, a New York Stock Exchange firm engaged in investment banking and brokerage.  He is a co-founder of The Home Depot, Inc. and was a Director and member of the Executive Committee of its Board for 30 years.  He also serves on the boards of YUM Brands and Unifi, Inc.
Mr. Langone brings operating and management experience, including as Chief Executive Officer of a financial services business, expertise in finance, strategic planning and business development and public company directorship and committee experience to the Company as a result of his professional experiences. These experiences provide the Board of Directors with, among other things, financial and strategic planning expertise important to the oversight of the Company’s financial reporting and business strategy implementation.
Matthew C. Blank has served on our Board of Directors since January 2010. Mr. Blank is the Chairman and Chief Executive Officer at Showtime Networks, having started that role in 1995. Prior to joining Showtime Networks in 1988 as Executive Vice President, Marketing, Mr. Blank worked for Home Box Office Inc. for 12 years from 1976 to 1988 departing as Senior Vice President of Consumer Marketing.
Mr. Blank is independent and brings to the Board of Directors decades of service in the entertainment industry, with special knowledge and understanding of consumer and pop-culture. He also provides expertise in corporate governance and compensation based on his years of serving as Chief Executive Officer.
Matthew Carey has served on our Board of Directors since August 2010. Mr. Carey is Executive Vice President and Chief Information Officer for The Home Depot. Before joining The Home Depot in 2008, Matt served as Senior Vice President and Chief Technology Officer at eBay. Prior to joining eBay in 2006, Matt spent more than 20 years with Wal-Mart, where he was Senior Vice President and Chief Technology Officer.
Mr. Carey is independent and brings to the Board of Directors decades of service with various global technology companies. His extensive service as an executive officer with technology companies provides him with the knowledge and leadership experience necessary to serve as Chairman of our Technology Committee.

Thomas Coughlin has served on our Board of Directors since August 2011 and served as a consultant to the Company for one year prior to his being appointed to our Board of Directors. Mr. Coughlin spent a majority of his career with Wal-Mart, starting in 1979 in Wal-Mart’s security division, rising to Executive Vice President and Vice Chairman as a member of the company’s Board of Directors, stepping down in 2005.  During his tenure at Wal-Mart, he held positions in loss prevention, human resources, and operations and is widely recognized as a pioneer in leading the adoption of advanced information technologies, including RFID, to transform business processes and operational efficiency in retail.  See “Involvement in Certain Legal Proceedings” below for information about legal proceedings to which Mr. Coughlin has been a party.
Mr. Coughlin brings to the Board of Directors his years of expertise in the retail operations and management, which is of particular value to our business.
Peter A. Georgescu has served on our Board of Directors since August 2010. Mr. Georgescu is Chairman Emeritus of Young & Rubicam Inc., and served as that company’s Chairman and Chief Executive Officer from 1994 until his retirement in January 2000. Until May 2011, Mr. Georgescu served as a Director of International Flavors & Fragrances. He has served on the Board of Directors of seven public companies, most recently Toys “R” Us, Inc., EMI Group PLC and Levi Strauss & Co., and chaired committees in each critical area: audit, nominating and governance and compensation. Mr. Georgescu’s experience has led him to be a major contributor in the Company’s boardroom.
Mr. Georgescu is independent and brings to the Board of Directors decades of service in the consumer products industry.

Sir Ronald Hampel has served on our Board of Directors since May 2011. Sir Hampel has been Chairman of ISG (International Stadia Group), which provides forecasting and other consulting services to stadia and arenas, since January 2010. He previously spent 44 years with Imperial Chemical Industries PLC, a British chemical company, where he joined the Board in 1985, became Chief Operating Officer in 1991, Chief Executive Officer in 1993 and was Chairman from 1995-1999. He was knighted in the 1995 New Year’s Honours. He was a Non-Executive Director of Powell Duffryn PLC from 1983-1988, of Commercial Union Plc from 1987-1995, of BAE SYSTEMS plc from 1989-2002, of Alcoa Inc from 1995-2005, of TI Automotive from 2007-2009, an Advisory Director of Teijin (Japan) from 2000-2005, Chairman of United Business Media from 1999-2002, and Chairman of Templeton Emerging Markets Investment Trust from 2003-2007.
Mr. Hampel is independent and brings to the Board of Directors decades of service in various industries, including sales, marketing and business forecasting, and corporate governance, which are of particular value to the Company. Sir Ronald chaired the UK Committee on Corporate Governance formed in 1995 at the request of the then Government, the Bank of England, the London Stock Exchange and the CBI (Confederation of British Industry). The Hampel Committee established certain principles of governance which are now attached to the listing rules of the London Stock Exchange. The principles emphasize the need for full accountability of boards and for full disclosure of governance issues; they confirm the role of outside directors and members of boards both in developing prosperous growth and in ensuring good governance.

Frank A. Riddick, III has served on our Board of Directors since August 2010. Mr. Riddick is currently the Executive Chairman of Shale Inland Holdings, LLC, a privately held stainless steel, pipe valve and fitting supplier principally to the petrochemical and food industries. From March 2010 to February 2013, Mr. Riddick was the Chief Executive Officer of JMC Steel Group, a manufacturer of steel tubular, where he had been Chief Operating Officer since August 2009. Prior to that, he was a consultant for TowerBrook Capital Partners LP, a New York and London based private equity firm from May 2008 to August 2009. Mr. Riddick was President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. He also served as President and Chief Operating officer of Armstrong World Industries, Inc. from February 2000 to November 2001 where he also was Chief Executive Officer of Triangle Pacific Corp., a wholly owned subsidiary of Armstrong. From March 1995 to February 2000, he was Chief Financial Officer of Armstrong. Mr. Riddick has previously served as controller of Chicago-based FMC Corporation. Mr. Riddick also serves on the Board of Directors of World Wrestling Entertainment, Inc. and is a former Director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.
Mr. Riddick is independent and brings to the Board of Directors decades of service with various companies. His extensive service as an executive financial officer with various companies provides him with the knowledge and leadership experience necessary to serve as Chairman of our Audit Committee.

Derek Smith has served on our Board of Directors since August 2010. Mr. Smith has been Chairman and Chief Executive Officer of the Institute of Global Prescience, an interdisciplinary non-profit research, education and service organization, from 2008. Prior to that, Mr. Smith was the Chairman and Chief Executive Officer of ChoicePoint Inc., a data services provider and aggregation company, from 1997 until 2008. Mr. Smith serves on the Board of Directors for the Georgia Aquarium. He also is a minority owner of the Atlanta Falcons.

Mr. Smith is independent and brings to the Board of Directors decades of service with various companies, particularly in the areas of technology and information processing, analysis, data protection all of which are important to our businesses. He has been involved with the creation of technology driven businesses including identity theft, and data management and protection.

Michael Solomon has served on our Board of Directors since July 2010. Mr. Solomon serves as Managing Principal of Gladwyne Partners, LLC, an investment management firm. Prior to founding Gladwyne Partners in July 1998, Mr. Solomon was a partner of Lazard Frères & Co. LLC, a global investment bank, from 1983 to 1998.  Mr. Solomon has previously served on a number of other public and private company boards.

Mr. Solomon brings to the Board of Directors decades of service as an investor in, and financial and strategic advisor, to numerous companies.

Kathryn K. McCarthy, has served on our Board of Directors, and as our Chief Executive Officer and President since March 1, 2013. Prior to her promotion, Ms. McCarthy served as our Executive Vice President and Chief Financial Officer since January 2011. Prior to joining the Company, Ms. McCarthy spent 18 years at General Electric, Inc., where she was named an officer of the Company in 2003. As Vice President and CFO of GE Healthcare in London, UK, she partnered with the CEO to deliver global growth, reduce costs and support mergers and acquisitions and integration activities. As Vice President of the GE Audit Staff, she led global audits and reported frequently to the Audit Committee and the Board of Directors. Previously, she was CFO of GE Transportation Systems and held leadership positions within GE Plastics in Europe and the US. Ms. McCarthy will bring to the Board of Directors her financial and managerial experience as well an in-depth knowledge of the Company’s business and operations.
No Director has any family relationship with any Director, Executive Officer or person nominated or chosen by the Company to become a Director or Executive Officer.
See “Corporate Governance” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board of Directors.
Involvement in Certain Legal Proceedings
In January 2006, Mr. Coughlin pleaded guilty to charges of wire fraud and filing a false federal tax return in connection with the submission of false expense reimbursements and improper ordering of Wal-Mart company gift cards during his prior service as an officer of Wal-Mart Stores, Inc. (where he also served as a Director). The independent members of our Board of Directors were aware of the foregoing facts and unanimously determined that Mr. Coughlin’s continued service on our Board of Directors is in the best interests of the Company and its stockholders.

PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012
Our Audit Committee has selected KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our financial statements for Fiscal Year 2013, and based on this selection, our Board of Directors has unanimously recommended that stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by our stockholders. Notwithstanding the selection or a ratification, the Audit Committee, in its discretion, may direct the appointment of new independent registered public accountants, at any time during the fiscal year, if the Audit Committee determines that such a change would be in the Company’s best interests and the interests of its stockholders. In the event of a negative vote or ratification, the Audit Committee may reconsider its selection.
Attendance at the Annual Meeting
The Board of Directors expects that representatives of KPMG LLP will be available in person and/or telephonically at the Meeting, afforded the opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions from stockholders.
Accounting Fees
The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for the Company’s fiscal year ended December 31, 2012 (“Fiscal Year 2012”) and the fiscal year ended December 31, 2011 (in thousands):

	Year Ended December 31	Year Ended December 31
	2012	2011
Audit Fees (1)	$415	$417
Audit Related Fees (2)	—	—
Audit and Related Fees	415	417
Tax Fees	78	—
All Other Fees	2	—
Total KPMG LLP Fees	$495	$417

(1)
“Audit fees” includes fees for professional services principally related to the integrated audits of the Company’s annual financial statements and internal control over financial reporting, reviews of the Company’s interim financial information and consultation on matters that arise during a review or audit, reviews of SEC filings and statutory audit fees.

(2)	“Audit Related fees” includes fees which are for assurance and related services other than those included in Audit fees.
Pre-approval Policies and Procedures
The Audit Committee has adopted a policy regarding non-audit services provided by KPMG LLP, our independent registered public accounting firm. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services such as tax-related services are permitted but limited in proportion to the audit fees paid. Third, the Chairman of the Audit Committee pre-approves, with subsequent ratification by the Audit Committee, non-audit services not specifically permitted under this policy and the full Audit Committee reviews the annual plan and any subsequent engagements. Thus, all of the services described above under audit-related fees, were approved by the Audit Committee pursuant to its pre-approval policies and procedures.
Independence Assessment by Audit Committee
The Company’s Audit Committee considered the provision of the services provided by KPMG LLP as set forth herein, and determined that such services are compatible with maintaining KPMG LLP’s independence.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED: that the Company’s stockholders approve the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting, the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for Fiscal Year 2013. Abstentions will have the effect of a vote “AGAINST” the ratification of KPMG as our independent registered public accounting firm. There will be no broker non-votes for this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, TO AUDIT THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR FISCAL YEAR 2013.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 19 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information we’ve provided above and within the Executive Compensation Section of this proxy statement demonstrates that our executive compensation program was designed and administered appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term economic as well as stockholder value creation.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required for advisory approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE
Statement on Corporate Governance
We regularly monitor developments in the area of corporate governance. We continue to study the laws affecting corporate governance, including the rules proposed and promulgated by the SEC and the Financial Industry Regulatory Authority. We strive to implement corporate governance “best practices” as we deem appropriate.
Board of Directors
Our Board of Directors is currently composed of eleven Directors, all of whom, except for Ms. McCarthy, are non-employee Directors. Mr. Wright, who is currently a member of our Board of Directors, is not standing for reelection. The non-employee members of our Board of Directors hold regular executive sessions.
Committees.   The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Technology Committee. Each of our Audit, Nominating and Governance and Compensation committees are comprised solely of independent directors as determined pursuant to the Nasdaq Listing Rules. Each Committee reviews its mandate as legislative and regulatory developments and business circumstances warrant. The Audit Committee, Nominating and Governance Committee and Compensation Committees conducted their annual reviews of their respective charters during Fiscal year 2012. Charters for each of the Committees of our Board of Directors are available on our Web site at: http://investors.geek.net/governance.cfm.
Independence of the Board of Directors.   The Board of Directors has determined that all of the members of the Board of Directors are “independent directors” as defined in the Nasdaq Listing Rules, except Messrs. Langone, Solomon and Coughlin, and Ms. McCarthy. In determining the independence of our Directors, the Board of Directors reviewed the applicable laws and regulations of the SEC and the Nasdaq Listing Rules, and considered all transactions in which the Company and any Director had any interest, including those discussed under “Related Party Transactions” below.
Leadership Structure of our Board of Directors.
Prior to March 1, 2013, the Company had combined the roles of its principal executive officer and Chairman of the Board of Directors in Mr. Kenneth Langone. Although Mr. Langone spent significant time with the Company and is highly active in our management, he did not devote his full time to the Company. Mr. Langone also currently serves as the Chairman of Invemed Associates LLC, an investment bank, and is on the Board of Directors of the following publicly-traded companies: YUM Brands and Unifi. While we believed this leadership structure was appropriate given that the Company has created an Office of the Chief Executive Officer and Mr. Langone’s role is to oversee that office, in March 2011, we elected Derek Smith to serve as the lead Independent Director. On March 1, 2013, the Board appointed Ms. McCarthy as Chief Executive Officer, while Mr. Langone remains in his role as Chairman. The Company believes that our new overall structure will result in an effective balancing of responsibilities, experience and independent perspective to meet the current corporate governance needs and oversight responsibilities of the Board.
In addition to the duties of all Board members, the specific responsibilities of the Lead Independent Director, Mr. Derek Smith, are to:

•	provide the Chairman of the Board with input as to the preparation of agendas for Board meetings;

•
provide the Chairman of the Board with input as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties; preside over executive sessions of the Board; and

•	act as a liaison between the independent Directors and the Chairman of the Board on sensitive issues.
Risk Oversight.
The role of the Board of Directors in the Company’s risk oversight process includes reviewing the Company’s key business risks, understanding how these risks could affect our Company and receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, business resources, information technology, security, privacy, investment and liquidity, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate senior manager within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, each of the Board of Directors and the Audit Committee discusses our policies with respect to risk assessment and risk management and reviews, at least annually, the Company’s risk management assessment, including the Company’s investment policies.

Contacting the Board of Directors.   Any stockholder who desires to contact our Chairman of the Board of Directors or the other members of our Board of Directors may do so electronically by sending an email to the following address: ir@geek.net. Alternatively, a stockholder can contact our Chairman of the Board of Directors or the other members of the Board of Directors by writing to: Board of Directors, c/o Chairman of the Board of Directors, Geeknet, Inc., 11216 Waples Mill Rd., Suite 100, Fairfax, VA 22030. Communications received electronically or in writing will be reviewed by the Company’s General Counsel and distributed to the Chairman of the Board of Directors or the other members of the Board of Directors as appropriate, depending on the facts and circumstances outlined in the communication received.
Attendance at Annual Stockholder Meetings by the Board of Directors.   The Company has not adopted a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company’s informal policy is that it encourages, but does not require, Directors to attend. All of the Directors attended the Company’s 2012 Annual Meeting of Stockholders.
Meetings of the Board of Directors and Committees
Our Board of Directors held a total of four (4) meetings during Fiscal Year 2012. No Director serving throughout Fiscal Year 2012 attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such Director served.
At December 31, 2012, the Audit Committee consisted of Messrs. Riddick, Carey and Sir Ronald Hampel, each of whom is “independent” within the meaning set forth in the rules of the SEC and the Marketplace Rules of NASDAQ. Our Board of Directors has determined that Mr. Riddick is an independent director and qualifies as the “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K of the Exchange Act. The Audit Committee reviews our internal accounting procedures and consults with, reviews the services provided by and selects our independent registered public accountants. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent auditors. The Audit Committee also serves to: (i) act as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent auditors; (iii) evaluate our quarterly and annual financial performance as well as our compliance with laws and regulations; (iv) oversee management’s establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent auditors, financial and senior management, counsel and the Board of Directors. The Audit Committee held seven (7) meetings during Fiscal Year 2012.
At December 31, 2012, the Compensation Committee consisted of Messrs. Wright, Georgescu, Riddick and Blank, each of whom is “independent,” as such term is defined by the Marketplace Rules of NASDAQ. The Compensation Committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans. Mr. Wright served as Chairman of the Compensation Committee for Fiscal Year 2012. The Compensation Committee held four (4) meetings during Fiscal Year 2012.
At December 31, 2012, the Nominating and Governance Committee consisted of Messrs. Smith and Blank and Sir Ronald Hampel, each of whom we determined was “independent,” as such term is defined by the Marketplace Rules of NASDAQ, at that time. Mr. Smith serves as Chairman of the Nominating and Governance Committee and also as the Lead Independent Director. The Nominating and Governance Committee held four (4) meetings during Fiscal Year 2012.
The Nominating and Governance Committee identifies and evaluates qualified individuals who may become Directors, determines the composition of the Board of Directors and its committees and monitors the process to assess the effectiveness of the Board of Directors. The Nominating and Governance Committee considers nominees proposed by a number of sources, including management and stockholders. To recommend a prospective nominee for the Nominating and Governance Committee’s consideration, stockholders should submit the candidate’s name and contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Geeknet, Inc. Common Stock to the Company’s General Counsel in writing at the following address: Geeknet, Inc., 11216 Waples Mill Rd., Suite 100, Fairfax, VA 22030.
The consideration of any candidate for director will be based on the Nominating and Governance Committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board of Directors at that time. In November 2012, the Nominating and Governance Committee reaffirmed its policy with specific criteria for director candidates. In evaluating director candidates, the Committee assesses the Board’s overall composition in light of the Corporation’s current and expected structure and business needs, in order to assure that the Board has the appropriate combination and diversity of experience, knowledge, skills, backgrounds and viewpoints, as well as other qualifications, to carry out effectively the Board’s responsibilities. With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Governance Committee deems necessary or proper. The Committee also addresses succession planning for the management of the Company.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Since the formation of our Compensation Committee, none of its members has been an officer or employee of the Company. None of the Company’s Executive Officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a member of our Board of Directors or Compensation Committee during the Fiscal Year 2012.
Compensation Practices as They Relate to Risk Management
The Compensation Committee believes that the Company’s executive compensation program does not encourage our management to take unreasonable risks relating to our business, particularly in light of the following factors:

•	our use of compensation tools which provide a balance of long- and short-term incentives with fixed and variable components;

•	the cap on awards to limit windfalls; and

•
our practice of utilizing results-oriented performance as one of several factors considered in assessing the contributions of a particular executive and the overall compensation payable to that executive.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee reviewed our compensation programs, including executive compensation and major broad-based compensation programs for all employees. Based on our review, we have determined that our compensation programs do not, individually or in the aggregate, encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us.
Employee Matters
In October 2002, we adopted a Code of Business Conduct and Ethics, updated and revised in October 2011 (the “Code of Conduct”), which has been executed by all of the Company’s employees and Directors and is reviewed and acknowledged on an annual basis. Our Code of Conduct is available on our Web site at http://investors.geek.net/governance.cfm.
We require all employees and Directors to adhere to the Code of Conduct in addressing the legal and ethical issues encountered in conducting their work. Employees and Directors are required to report to our General Counsel any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.
In accordance with the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder by the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received by us or the Audit Committee regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. We are monitoring developments in this field and, if necessary or appropriate, will adopt new procedures consistent with new legislation or regulations.
Other Matters
Disclosure.   We have established a Disclosure Committee comprised of certain senior executives and managers to specify, coordinate and oversee the review procedures that we use each quarter to prepare our periodic SEC filings.
Equity Plans.   Our standard practice is to obtain stockholder approval before implementing equity compensation plans. From time to time, we may also grant equity awards outside of our established equity plans to new executives as an inducement material to their entering into employment with us, as permitted by NASDAQ rules.

EXECUTIVE OFFICERS
The name, age, position and a brief account of the business experience of our executive officers as of the Record Date are set forth below.
Executive Officers as of the Record Date

Name	Age	Position
Kathryn K. McCarthy	44	Current Chief Executive Officer, Former Executive Vice President, Chief Financial Officer

Kirk L. Somers	47	Executive Vice President, General Counsel and Chief Administrative Officer
Kathryn K. McCarthy – biography appears above.
Kirk L. Somers has served as Executive Vice President, General Counsel and Chief Administrative Officer since March 1, 2013. From January 2013 until his appointment with the Company, he was a partner at the law firm of FisherBroyles, LLC. Prior to that, from November 2001 until January 2013 he was Executive Vice President responsible for legal, human resources, and investor relations for Concurrent Computer Corporation, a provider of software, hardware and professional services for the video market, data measurement and high-performance, real-time computing market. Prior to joining Concurrent, from December 1998 to November 2001, Mr. Somers was the Assistant General Counsel for a company within divine, inc. (f.k.a. eshare communication, Inc.), a developer and marketer of enterprise interactive management solutions, where he was responsible for corporate-wide development and enforcement of the company’s intellectual property portfolio as well as commercial contracts and other corporate matters. From December 1995 to December 1998, Mr. Somers was a partner in the law firm of Marshall & Melhorn in Toledo, Ohio practicing in the area of litigation. Prior to that, he was a Judge Advocate General in the United States Air Force.
Named Executive Officers
For purposes of this proxy statement, our Named Executive Officers are:

•	Kenneth G. Langone, who served as our Chief Executive Officer during 2012 and who currently serves as Chairman of our Board of Directors;

•	Kathryn K. McCarthy, our current Chief Executive Officer who served as our Chief Financial Officer during 2012;

•	Carol DiBattiste, who served as our General Counsel, Chief Administrative Officer and Executive Vice President during 2012 and until her resignation from the Company effective March 1, 2013;

•	Jeffrey Drobick, who served as President and Chief Executive Officer of our Media business during 2012 until we sold that business to a third party; and

•	Colon Washburn, who served as President and Chief Executive Officer of our ThinkGeek business during 2012 until his resignation from the Company effective December 31, 2012.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted By:
MEMBERS OF THE COMPENSATION COMMITTEE
David B. Wright, Chairman Matthew C. Blank Frank A. Riddick, III Peter A. Georgescu

Compensation Discussion and Analysis
EXECUTIVE COMPENSATION
Overview of Compensation Program and Philosophy
During Fiscal Year 2012, the executive management team consisted of four (4) individuals who received compensation from the Company – the Chief Financial Officer (Kathryn K. McCarthy), the head of the Company’s Media business (Jeffrey Drobick), head of the Company’s e-Commerce business (Colon Washburn), and the General Counsel and Chief Administrative Officer (Carol DiBattiste). In addition, as discussed below, Mr. Langone, the Chief Executive Officer during 2012, received no compensation and does not participate in any Company sponsored benefit plan for his services as Chief Executive Officer. Mr. Langone, Ms. McCarthy, Mr. Drobick, Mr. Washburn and Ms. DiBattiste are collectively referred to as our Named Executive Officers.
As noted above, on September 17, 2012, the Company sold its Media business and Mr. Drobick was then no longer an executive officer of the Company and, on December 31, 2012, the head of the Company’s ecommerce business, Colon Washburn, resigned. On March 1, 2013, Ms. Carol DiBattiste, the Chief Administrative Officer and General Counsel, resigned. On March 1, 2013, Mr. Langone stepped down from his position as Chief Executive Officer. As of the Record Date, the executive management team consists of two (2) individuals – the Chief Executive Officer (Kathryn K. McCarthy) and the Chief Administrative Officer and General Counsel (Kirk L. Somers). The Company is currently recruiting for a Chief Financial Officer.
The Company has designed its executive compensation program and philosophy to attract, motivate and retain talented executives responsible for the success of Geeknet. With this in mind, Geeknet strives to set its compensation programs within the appropriate competitive framework and based on a compensation philosophy of “pay for performance” that depends on the achievement of overall financial results by executives and employees. Within this overall philosophy, Geeknet’s objectives are to:

•
Motivate executive officers to achieve quantitative financial and qualitative non-financial goals and create a direct, meaningful link between achievement of these goals and individual executive compensation;

•
Align the financial interests of executive officers with those of Geeknet’s stockholders by providing significant equity-based, long-term incentives in the form of restricted stock units and/or stock options, while carefully considering both stockholder dilution and financial accounting compensation expense; and

•	Offer a total compensation program that takes into consideration the executive compensation practices of a specifically identified peer group of companies, including competitors of Geeknet.
•	Align total shareholder returns with the total compensation packages for Geeknet’s Named Executive Officers.
The Compensation Committee uses these objectives as a guide in establishing the compensation programs, practices and packages offered to Geeknet’s Named Executive Officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation. However, the Compensation Committee does not have a pre-established policy or target for the allocation between long- and short-term incentive compensation or for cash and non-cash compensation.
Role and Authority of Our Compensation Committee

The current members of the Compensation Committee are Directors David B. Wright (Chair), Matthew Blank, Frank A. Riddick, III, and Peter Georgescu. Each of these individuals qualifies as (i) an “independent director” under the Marketplace Rules of NASDAQ, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code.
The Company’s Board of Directors created the Compensation Committee to carry out the Board of Directors’ responsibilities to: (i) oversee Geeknet’s compensation policies, plans and benefits programs; (ii) oversee the compensation of Geeknet’s Chief Executive Officer and other executive officers (including officers reporting under Section 16 of the Securities Exchange Act of 1934); (iii) evaluate and approve the executive officer compensation plans, policies and programs of Geeknet; and (iv) oversee the design of Geeknet’s equity compensation and incentive plans. The Compensation Committee reviews and establishes the executive compensation packages offered to the Company’s Chief Executive Officer and other Named Executive Officers. In doing so, the Compensation Committee is responsible for ensuring that such packages are consistent with the Company’s compensation program and philosophy.

The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Geeknet’s website at the “Corporate Governance” page, with URL http://geek.net/investors/corporate-governance/.
The Compensation Committee’s responsibilities are discussed in detail in the charter and include:

•
Reviewing and approving: (i) the annual base salary; (ii) the annual incentive bonus plans, including specific goals and amounts; (iii) equity compensation; (iv) employment agreements, severance arrangements and change in control arrangements; and (v) any other benefits or compensation arrangements for the Company’s Chief Executive Officer and other Named Executive Officers;

•
Reviewing and approving corporate goals and objectives relative to the compensation of the Company’s Chief Executive Officer and Named Executive Officers, evaluating their performance in light of these and other factors related to the performance of Geeknet, including the accomplishment of Geeknet’s long-term business and financial goals; and

•	Overseeing the design of Geeknet’s equity compensation and executive incentive plans and acting as the administrator of such plans for all employees.
The Compensation Committee has the final decision-making authority with respect to the compensation of the Company’s Named Executive Officers. In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Geeknet’s Human Resources Department as the Compensation Committee determines to be appropriate. The Compensation Committee may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee.
Role of Executive Officers in Compensation Decisions
The Compensation Committee may on occasion meet with the Company’s Chief Executive Officer to obtain recommendations with respect to the compensation programs, practices and packages for the Company’s Named Executive Officers. The Compensation Committee considers, but is not bound to and does not always accept, recommendations from the Chief Executive Officer. The Company’s Chief Executive Officer and other executive officer or employees sometimes attend the Compensation Committee’s meetings, but they leave the meetings as appropriate when the Compensation Committee intends to meet independently. The Compensation Committee would make any such decisions with respect the Chief Executive Officer’s compensation package, if any, without him or her being present at the applicable meetings.
Role of Compensation Consultant
Since 2007, the Compensation Committee has engaged J. Richard & Co. (“Richard & Co.”), a consulting company specializing in executive officer and director compensation, to conduct an annual competitive review and analysis of the Company’s executive compensation program and make recommendations for the compensation of the Company’s Named Executive Officers. Richard & Co. serves at the discretion of the Compensation Committee. The Compensation Committee has reviewed and considered information provided to the Compensation Committee by Richard & Co., the Compensation Committee members and the Company’s executive officers, and based on its review and such factors as it deemed relevant, the Compensation Committee has concluded that the advice it receives from Richard & Co. is objective and that Richard & Co.’s work did not raise any conflict of interest.
For Fiscal Year 2012 Richard & Co. recommended, and the Compensation Committee approved, the following group of peer companies for use in conducting director and officer compensation analyses. These peer companies were intended to reflect Geeknet’s size, strategy, and business. The following companies are collectively referred to herein as the “Fiscal Year 2012 Peer Companies”:

•	1-800 Flowers – New York, NY	•	Travelzoo, New York, NY
•	Move, Inc., Campbell, CA	•	TheStreet.com, New York, NY
•	Shutterfly, Redwood City, CA	•	Digital River, Minnetonka, MN
•	US Auto Parts Network - Carson, CA	•	TechTarget, Inc., Newton, MA
•	Overstock.com - Salt Lake City, UT	•	Orbitz Worldwide - Chicago, IL
Because each of the Fiscal Year 2012 Peer Companies was traded on the NASDAQ Global Market as of January 1, 2012, data on the compensation practices of the Fiscal Year 2012 Peer Companies generally was gathered through publicly available information. These companies are reviewed annually to determine that they are appropriate for inclusion in the Company’s peer group.

Components of Compensation
The principal components of Geeknet’s Named Executive Officer compensation include:

•	Base salary;
•	Variable incentive cash bonus awards;
•	Long-term equity-based incentive awards;
•	Severance and/or change of control protection;
•	Retirement benefits provided under a 401(k) plan; and
•	Generally available benefit programs.
The Compensation Committee selected these components because it believes each is necessary to help Geeknet attract and retain the executive talent on which its success depends. These components allow Geeknet to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of its compensation program and philosophy.
In addition to establishing base salaries for Named Executive Officers in part based upon recognition of individual contributions to the Company’s success and seeking to align compensation with specified peer groups, the Compensation Committee also endeavors to align such compensation with median base salary increases, if any, for similarly-situated executives, derived from third party survey data.
The Compensation Committee reviews the Company’s executive compensation program at least annually. The Compensation Committee is aided in this review by Richard & Co.. However, the Compensation Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular Named Executive Officer, the Compensation Committee considers both individual and corporate factors. In general, compensation is targeted at the following percentiles, as compared to the applicable Fiscal Year 2012 Peer Companies:

Components of Compensation	Potential Target
Base salary	50th percentile
Total cash compensation (base salary and bonus)	50th to 65th percentile
Long-term equity-based compensation	50th to 75th percentile
The Company will look to award cash and long-term equity-based compensation above the 50th percentile if there is performance above the Company’s plan and forecasts regarding gross revenue and net income.
Base Salary and Variable Incentive Awards
Base Salary
Geeknet provides base salary to its Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. As described above, the Compensation Committee reviews information provided by Richard & Co. with respect to similarly-situated individuals at peer companies to assist it in determining base salary for each Named Executive Officer. In addition, the Compensation Committee considers each Named Executive Officer’s experience, skills, knowledge, responsibilities and performance. For newly hired Named Executive Officers, the Compensation Committee considers the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated or resulted in the executive to leave his or her prior position and join Geeknet. The Compensation Committee believes that targeting base salaries to the 50th percentile, when coupled with higher targeted percentiles in variable compensation, strikes an effective balance between retention of executive talent and rewarding of achievement of planned revenue growth, total stockholder return and operating income growth.
The Compensation Committee typically reviews Named Executive Officer base salaries in the first quarter of each fiscal year. Increases in base salary are considered within the context of the Company’s overall annual merit increase budget before specific individual and market competitive factors are considered. The Compensation Committee does not apply specific formulas to determine increases. The annualized base salaries for each of our Named Executive Officers, other than Mr. Langone, in Fiscal Year 2012 was Four Hundred Thousand Dollars ($400,000.00).
Effective March 1, 2013, Kathryn K. McCarthy was promoted from Executive Vice President and Chief Financial Officer to President and Chief Executive Officer. Her salary did not change when she was promoted.

Variable Incentive Awards
Bonus Programs.   The Company offers cash incentive bonus programs for Named Executive Officers, management and other key employees. These programs are designed to provide cash incentives to, and reward the efforts of, Named Executive Officers in maximizing the short- and long-term financial performance of the business. In 2012, the Company implemented a profit sharing plan based on net income with separate pools for ThinkGeek and Corporate (including the Named Executive Officers). The bonus for the Named Executive Officers was available if the Company exceeded 105% of the annual operating plan net income target of $1.7 million and was capped at 125% of the annual operating plan net income target. The amount generated between 105% and 125% of the annual operating plan net income target was split 50-50 between the Company and eligible employees. Each participant was awarded a portion of the bonus pool equivalent to the ratio of that person’s factored salary to the salary pool of participants. For fiscal year 2012, Ms. McCarthy and Ms. DiBattiste were each paid $72,000. Mr. Langone received no compensation or bonus for his role as Chief Executive Officer.
Generally available benefit programs.
The Named Executive Officers are also entitled to benefits that are substantially comparable to those provided to other employees of the Company. Commencing in January 2012, these benefits include matching contributions under the Company’s defined contribution plan, reimbursement of 50% of each gym monthly membership fee, not to exceed $50 per month per employee. Employees will be responsible for paying their portion of the monthly fees, as well as health and welfare programs.
Long-Term, Equity-Based Incentive Awards
The goal of Geeknet’s long-term equity-based incentive program is to align the interests of its Named Executive Officers with Geeknet’s stockholders and to provide each Named Executive Officer with a significant incentive to manage Geeknet from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of long-term, equity-based incentives based on each executive’s position within Geeknet and seeks to set a level that will create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, the number of unvested equity awards already held by each individual and comparable awards made to individuals in similar positions with the selected peer companies. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.
In reviewing and analyzing the awards made to similarly situated individuals at the Fiscal Year 2012 Peer Companies, the Compensation Committee, with the assistance of its compensation consultant, compares:

•	The number of shares subject to awards granted to an individual in a given role or position;
•
The number of shares owned, the number of option shares and/or restricted stock granted by role or position as a percentage of total shares owned, option shares granted and restricted stock awards of total common shares outstanding;

•	The fair value of the grant determined in a manner consistent with FASB ASC Topic 718; and
•	The individual’s vested and unvested equity positions.

On a total Company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by a company during the year with respect to new equity awards (i.e., burn rates);
•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and
•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).
We believe these comparisons provide important additional context for comparing the competitive level of our equity based compensation practices versus the market.
We have historically used a mix of restricted stock or Restricted Stock Units and stock options. For Fiscal Year 2012, the Compensation Committee weighed the relative costs and perceived benefits of stock options and restricted stock units and determined that, for Fiscal Year 2012, equity grants to our Named Executive Officers should be in the form of Restricted Stock Units.
Change of Control and Severance Agreements
We have entered into employment agreements with each of our Named Executive Officers, other than Mr. Langone, that provide for severance upon a termination of employment and enhanced severance and benefits in the event of certain terminations of employment in connection with a change in control. For a summary of the severance benefits under these employment agreements, please see “—2012 Potential Payments upon Termination or Change of Control.”
Accounting and Tax Considerations
Geeknet generally takes into consideration the accounting and tax effect of each component of compensation when establishing the compensation programs, practices and packages offered to Geeknet’s executive officers and aims to keep the compensation expenses associated with such programs, practices and packages within reasonable levels and an established budget.
Compliance with Section 162(m) of the Internal Revenue Code
Geeknet has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to its executive officers. Section 162(m) of the Internal Revenue Code precludes publicly-held companies from deducting certain compensation paid to executive officers in excess of $1 million in a year. Performance-based compensation is not subject to the limits on deductibility of Section 162(m) of the Internal Revenue Code, provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.
The Compensation Committee strives to provide our Named Executive Officers with compensation programs that will preserve the tax deductibility of compensation paid by Geeknet, to the extent reasonably practicable and to the extent consistent with Geeknet’s other compensation objectives. The Compensation Committee believes, however, that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

SUMMARY COMPENSATION TABLE
The following table sets forth all compensation paid or accrued during the past three fiscal years, to: (i) the Company’s principal executive officer (PEO); (ii) the Company’s principal financial officer (PFO); (iii) the 3 most highly compensated executive officers other than the PEO and PFO who were serving at the end of the last completed fiscal year.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards		All Other Compensation	Total
Kenneth G. Langone (1) Chief Executive Officer, President and Chairman of the Board of Directors	2012	$—	$—	$50,000	$		$—	$50,000
	2011	$—	$—	$50,000	$		$—	$50,000
	2010	$—	$—	$—		$46,501	$—	$46,501

Kathryn K. McCarthy Chief Financial Officer and Executive Vice President	2012	$400,000	$72,000	$—		$—	$—	$472,000
	2011	$397,180	$200,000	$1,905,469		$—	$—	$2,502,649

Carol DiBattiste General Counsel, Chief Administrative Officer, and Executive Vice President	2012	$400,000	$72,000	$—		$—	$—	$472,000
	2011	$268,205	$134,127	$1,990,625		$—	$—	$2,392,957

Jeffrey Drobick (2) President and Chief Executive Officer, Geeknet, Media	2012	$343,939	$100,000	$—		$—	$237,761	$681,700
	2011	$266,667	$133,333	$1,990,625		$—	$—	$2,390,625

Colon Washburn (3) President and Chief Executive Officer, ThinkGeek, Inc.	2012	$400,000	$—	$—		$—	$101,382	$501,382
	2011	$125,758	$62,879	$1,387,500		$—	$63,776	$1,639,913

(1)
Mr. Langone received no compensation in consideration for his services as Chief Executive Officer. On January 3, 2012, Mr. Langone received a stock award pursuant to the Company’s non-employee director compensation policies.

(2) (3)
Mr. Drobick’s ‘other compensation’ consisted of a pay out of his accrued vacation of $37,761 and a lump sum severance payment of $200,000. An additional retention bonus of $100,000 was paid in 2012. Half of the lump sum severance and retention bonus were paid by Dice Holdings, Inc as part of the acquisition of Geeknet’s Online Media Business in September 2012.

Mr. Washburn’s ‘other compensation’ consisted of the value of a Company car and use of a furnished Company apartment as well as related incidental expenses, totaling $70,150 and a pay out of his accrued vacation, totaling $31,232.

GRANTS OF PLAN-BASED AWARDS

The following table presents information concerning each grant of an award made to a Named Executive Officer in Fiscal Year 2012 under the 2007 Equity Incentive Plan:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards
Kenneth G. Langone(1) Chief Executive Officer, President and Chairman of the Board of Directors	January 3, 2012	2,836	50,000

(1)	Mr. Langone was granted equity awards consistent with the Company’s non-employee Director compensation policy.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table presents information concerning unexercised options and stock awards that have not vested for each Named Executive Officer outstanding as of the end of Fiscal Year 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Kenneth G. Langone Chief Executive Officer, President and Chairman of the Board of Directors	5,979	1,021	$11.70	7/8/2020	-	$—

Kathryn K. McCarthy Chief Financial Officer and Executive Vice President	—	—	$—	—	52,083	$838,536
Carol DiBattiste General Counsel, Chief Administrative Officer, and Executive Vice President	—	—	$—	—	52,083	$838,536

Jeffrey Drobick President and Chief Executive Officer, Geeknet, Media	—	—	$—	—	—	$—

Colon Washburn President and Chief Executive Officer, ThinkGeek, Inc.	—	—	$—	—	—	$—

OPTION EXERCISES AND STOCK VESTED
During Fiscal Year 2012, certain of the Named Executive Officers exercised options and awards. The following table presents information concerning the aggregate number of shares that vested under stock awards during Fiscal Year 2012 for each of the Named Executive Officers.

			Stock Awards
Name	Number of Shares Acquired on Option Exercise	Value Realized on Option Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Award Vesting ($)
Kenneth Langone (1) Chief Executive Officer, President and Chairman of the Board of Directors	-	-	-	$—
Jeffrey Drobick President and Chief Executive Officer, Geeknet Media	-	-	78,125	$1,308,852
Colon Washburn President and Chief Executive Officer, ThinkGeek, Inc.	-	-	26,042	$501,048
Kathryn K. McCarthy Chief Financial Officer and Executive Vice President	-	-	26,042	$451,568
Carol DiBattiste General Counsel, Chief Administrative Officer, and Executive Vice President	-	-	26,042	$378,911
(1) Mr. Langone received a grant of 2,836 Restricted Stock Units consistent with the Company’s non-employee Director compensation policies which vested on May 9, 2012. Mr. Langone elected to defer receipt of these shares until further notice. The Company is holding the shares on his behalf.

2012 Potential Payments upon Termination or Change of Control
Set forth below is a description of the plans and agreements that could result in potential payouts to the Named Executive Officers in the case of their termination of employment and/or a Change of Control of the Company took place on December 31, 2012 (the last day of the Company’s Fiscal Year 2012).
Kenneth G. Langone
Mr. Langone received no compensation in consideration for his duties as President and Chief Executive Officer and has no contractual provisions regarding termination of his employment.
Kathryn K. McCarthy

On December 14, 2010, the Board of Directors of the Company approved the adoption of a Change of Control and termination benefits for Ms. McCarthy and authorized the Company to enter into an agreement with Ms. McCarthy to reflect the following benefits:

(A) if Ms. McCarthy’s employment is terminated by the Company at any time for any reason not deemed by the Company to be for Cause, death or disability, then, in addition to receiving all accrued and then unpaid salary and vacation, Ms. McCarthy will be entitled to receive: (i) compensation equal to six months ($200,000) of her annual base salary in the form of salary continuation; (ii) the quarterly bonus under the Company’s Named Executive Officer Bonus Policy and Plan for the entire quarter in which such termination occurred based on the achievement of performance goals under such plan and the quarterly bonus that would have otherwise been earned (subsequent to Ms. McCarthy entering into her employment agreement the Named Executive Officer Bonus Policy and Plan was terminated) and (iii) six months of reimbursement for COBRA health benefits coverage ($0) (Ms. McCarthy waived her right for COBRA health benefits coverage); and

(B) if, following a Change of Control, Ms. McCarthy’s employment is terminated by the Company at any time for any reason not deemed by the Company to be for Cause, death or disability, or Ms. McCarthy is subject to Constructive Termination, then, in addition to receiving all accrued and then unpaid salary and vacation, Ms. McCarthy will be entitled to receive: (i) compensation equal to six months of her annual base salary ($200,000) in the form of salary continuation; (ii)  Accelerated Vesting of her entire unvested award ($830,148); and (iv) six months of reimbursement for COBRA health benefits coverage ($0).

The awarding of any the above described benefits will be contingent upon Ms. McCarthy entering into a separation and release of claims agreement prepared by the Company.

Carol DiBattiste

On April 20, 2011, the Company entered into an employment agreement with Ms. DiBattiste that includes the following benefits:
(A) if Ms. DiBattiste’s employment is terminated by the Company at any time for any reason not deemed by the Company to be for Cause, death or disability, then, in addition to receiving all accrued and then unpaid salary and vacation, Ms. DiBattiste will be entitled to receive: (i) compensation equal to six months ($200,000) of her annual base salary in the form of salary continuation; and (ii) six months of reimbursement for COBRA health benefits coverage ($2,226); and
(B) if, following a Change of Control, Ms. DiBattiste’s employment is terminated by the Company at any time for any reason not deemed by the Company to be for Cause, death or disability or Ms. DiBattiste is subject to Constructive Termination, then, in addition to receiving all accrued and then unpaid salary and vacation, Ms. DiBattiste will be entitled to receive: (i) compensation equal to six months of her annual base salary ($200,000) in the form of salary continuation; (ii) Accelerated Vesting of her entire unvested award ($830,148); and (iii) six months of reimbursement for COBRA health benefits coverage ($2,226).

The awarding of any the above described benefits will be contingent upon Ms. DiBattiste entering into a separation and release of claims agreement prepared by the Company.

On February 8, 2013, Ms. DiBattiste resigned, effective March 1, 2013. In connection with her resignation, the Compensation Committee accelerated 26,401 restricted shares granted to Ms. DiBattiste on which the restrictions were scheduled to lapse on April 29, 2013. As of March 1, 2013, the acceleration date, the market closing price was $15.84 making the fair value of the accelerated shares $418,191.

Jeffrey Drobick

On September 17, 2012, as part of the sale of its Online Media Business to Dice Holdings, Inc., the Company entered into a separation agreement with Mr. Drobick that includes the following:

(A) Mr. Drobick’s employment with the Company was terminated on November 9, 2012. In addition to receiving all accrued and unpaid salary and vacation, Mr. Drobick also received: (i) compensation equal to six months ($200,000) of his annual base salary; (ii) Accelerated Vesting of all unvested restricted stock units ($1,308,852); (iii) a lump sum payment of one hundred thousand dollars ($100,000) bonus in consideration for the successful sale of the Company’s Media business; and (iv) six months of reimbursement for COBRA health benefits coverage ($9,620). (Half of the lump sum severance and retention bonus were paid by Dice Holdings, Inc as part of the acquisition of Geeknet’s Online Media Business in September 2012.)

Colon Washburn

On August 20, 2012, Mr. Washburn announced his resignation from the Company, effective December 31, 2012, and the Company entered into a separation agreement with Mr. Washburn. In addition to receiving all accrued and unpaid salary and vacation, Mr. Washburn received twelve (12) months of reimbursement for COBRA health benefits coverage ($14,028).
Definitions for Change of Control and Severance Agreement Disclosures:
For the purposes of the descriptions of the change and control and severance arrangements set forth above, the terms set forth below have the following meanings:

“Change of Control” as used herein means the closing of: (i) a merger or consolidation of the Company with or into any other corporation or other entity, or the sale of all or substantially all of the assets of the Company, unless the stockholders of the Company immediately prior to such transaction hold at least 50% of the outstanding equity securities of the entity surviving such merger or consolidation or the entity purchasing such assets, or (ii) a sale or transfer of more than 50% of the Company’s voting securities to a person or persons acting as a group, who is or are not controlled directly or indirectly by the Company, in a single transaction or series of related transitions.

“Cause” as used herein means any of the following: (i) any act of personal dishonesty involving an executive in connection with such executive’s responsibilities as an employee of the Company; (ii) the conviction of or plea of guilty or nolo contendere to a felony by an executive; (iii) a willful act by an executive which constitutes gross misconduct and which is injurious to the Company; or (iv) continued violations by an executive of such executive’s obligations as an employee of the Company which are demonstrably willful and deliberate on such executive’s part after there has been delivered to the executive a written demand for performance from the Company which describes the basis for the Company’s belief that he or she has not substantially performed his or her duties.

“Accelerated Vesting” as used herein means: (i) the immediate vesting of a number of shares subject to such executive’s stock options with the Company, equal to the number of options that would normally vest over the applicable acceleration period, and (ii) the immediate vesting of a number of shares of restricted stock in the Company held by such executive, if any, equal to the number of shares of restricted stock, if any, that would normally vest over the applicable acceleration period.

“Extended Exercise Period” as used herein commences on the first day after the executive’s employment with the Company is terminated and runs for the applicable extension period.

“Constructive Termination” means an executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following events without an executive’s consent: (i) the assignment to the executive of any duties or the reduction of the executive’s duties, either of which results in a material diminution in an executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment, or the removal of an executive from such position and responsibilities, unless an executive is provided with comparable authority, duties or responsibilities; provided, however, it being understood that a new position within a larger combined company does not constitute “Constructive Termination” if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that an executive may not retain as senior a position overall within the larger combined company as an executive’s prior position; (ii) a material reduction of an executive’s base salary; (iii) a material change in the geographic location at which an executive must perform services (e.g., the relocation of an executive to a facility or a location less than fifty (50) miles from an executive’s then-present location shall not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of executive’s employment agreement. The executive will not resign for Constructive Termination without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Estimated Payments upon Termination or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on the last business day of calendar year 2012 (December 31, 2012), and the price per share of our Common Stock is the official closing price on the NASDAQ Global Market as of that date ($16.10). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may differ from those set forth below.

		Potential Payments upon Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason
Name	Type of Benefit	Prior to Change in Control ($)	After Change in Control ($)
Kenneth G. Langone	none

Kathryn K. McCarthy	Cash Severance – Base Salary	$200,000	$200,000
	Cash Severance – Bonus	n/a	n/a
	Option Vesting Acceleration	n/a	n/a
	Intrinsic Value of Accelerated Restricted Stock	--	830,148
	Continued Coverage of Employee Benefits	--	--
	Total Termination Benefits:	$200,000	$1,030,148

Carol DiBattiste	Cash Severance – Base Salary	$200,000	$200,000
	Cash Severance – Bonus	n/a	n/a
	Option Vesting Acceleration	n/a	n/a
	Intrinsic Value of Accelerated Restricted Stock	--	830,148
	Continued Coverage of Employee Benefits	2,226	2,226
	Total Termination Benefits:	$202,226	$1,032,374

Colon Washburn	Severance Paid	$--	n/a
	Continued Coverage of Employee Benefits	5,072	n/a
	Total Termination Benefits:	$5,072	n/a

Jeff Drobick(1)	Severance Paid	$300,000	n/a
	Award Vesting Acceleration	1,308,852	n/a
	Continued Coverage of Employee Benefits	9,250	n/a
	Total Termination Benefits:	$1,618,102	n/a

(1) Half of the lump sum severance and retention bonus were paid by Dice Holdings, Inc as part of the acquisition of Geeknet’s Online Media Business in September 2012.

Compensation of Directors
The following table provides information concerning the compensation paid by the Company to each of its non-employee Directors for Fiscal Year 2012. The Company Director compensation is as follows: each non-employee Director will receive an annual retainer consisting of Restricted Stock Units of Geeknet Common Stock with value of $50,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  In addition, the chairperson of each committee will receive Restricted Stock Units of Geeknet Common Stock with a value of $10,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  These Restricted Stock Units will be granted and become fully vested on the next Annual Shareholder meeting, subject to their continued services as a non-employee Director on such date. In addition, newly appointed non-employee Directors will receive, on the date such person becomes a Director, a one-time grant of Restricted Stock Units of Geeknet Common Stock with a value of $40,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  These Restricted Stock Units will become fully vested on the day preceding the next Annual Shareholder meeting, subject to their continued services as a non-employee Director on such date. This program is reviewed on a periodic basis by the Company’s Nominating and Governance Committee.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (2)	Total
Kenneth Langone	$—	$50,000	$—	$50,000	(1)
Matthew Blank	$—	$50,000	$—	$50,000
Matthew Carey	$—	$60,000	$—	$60,000
Thomas Coughlin	$—	$50,000	$—	$50,000
Peter Georgescu	$—	$50,000	$—	$50,000
Sir Ronald Hampel	$—	$50,000	$—	$50,000
Frank A. Riddick, III	$—	$60,000	$—	$60,000
Derek Smith	$—	$60,000	$—	$60,000
Michael Solomon	$—	$50,000	$—	$50,000
David B. Wright	$—	$60,000	$—	$60,000

(1)	This amount is also disclosed in the Stock Awards column of the Summary Compensation Table.
(2)	As of December 31, 2012, the aggregate number of shares underlying options outstanding for each of the Company’s non-employee Directors was:

Name	Aggregate Number of Shares
Kenneth Langone	7,000
Matthew Blank	-
Matthew Carey	7,000
Thomas Coughlin	-
Peter Georgescu	7,000
Sir Ronald Hampel	-
Frank A. Riddick, III	7,000
Derek Smith	7,000
Michael Solomon	7,000
David B. Wright	8,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Geeknet’s Common Stock, as of February 1, 2013 for the following: (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (2) each of its Directors and each nominee seeking to become one of its Directors; (3) each of the executive officers named in the Summary Compensation Table; and (4) all directors and executive officers of the Company as a group. The number and percentage of shares beneficially owned are based on the aggregate of 6,767,451 shares of Common Stock outstanding as of February 1, 2013. The Company does not know of any arrangements, including any pledge of its securities by any person, the operation of which may at a subsequent date result in a change of control of the Company.

Names and Addresses of Beneficial Owners (1)	Number of Shares (2)	Awards (3)	Options (4)	Total	Percent of Common Stock Outstanding
Kenneth Langone	260,000	0	6,416	266,416	3.94%
Matthew Blank	4,941	0	0	4,941	* %
Matthew Carey	32,184	0	6,270	38,454	* %
Thomas Coughlin	9,930	0	0	9,930	* %
Peter Georgescu	59,006	0	6,270	65,276	* %
Sir Ronald Hampel	4,417	0	0	4,417	* %
Frank A. Riddick, III	5,702	0	6,270	11,972	* %
Derek Smith	10,000	0	6,270	16,270	* %
Michael Solomon (5)	1,040,572	0	6,416	1,046,988	15.47%
Wright, David	16,202	0	8,000	24,202	* %
Kathryn M. McCarthy	34,504	0	0	34,504	* %
Kirk Somers	0	0	0		* %
Carol DiBattiste	18,032	26,042	0	44,074	* %
Jeffrey Drobick (6)	55,468	0	0	55,468	* %
Colon Washburn (7)	17,657	0	0	17,657	* %
Entities and individuals affiliated with TCS Capital (8)	648,746			648,746	9.59%
Entities and individuals affiliated with Marlin Sams Fund, LP (9)	1,705,236	0	6,416	1,711,652	25.29%
Current Directors and Officers, as a group, a total number of 12 persons.	1,568,615	26,042	45,912	1,640,569	24.24%

*					Represents less than 1% of the outstanding shares Common Stock.
(1)					The address of each Officer and Director is c/o Geeknet, Inc., Attention: Investor Relations, 11216 Waples Mill Rd., Suite 100, Fairfax, VA 22030.
(2)
The following Directors have elected to defer the noted number of shares in accordance with the Geeknet Director Deferred Compensation Plan and their awards are not reflected in the Number of Shares column: Messrs. Langone (5,135 shares), Carey (5,702 shares), Georgescu (4,760 shares) and Smith (5,327).

(3)					Awards are restricted stock units granted pursuant to the Company’s Director compensation policy and are subject to vesting within sixty (60) days of February 1, 2013.
(4)					Shares subject to options that are exercisable within sixty (60) days of February 1, 2013.
(5)
Includes 1,037,736 shares specified in footnote (9). Mr. Solomon is a member of Gladwyne Marlin GenPar, LLC, which is a member of Marlin Sams GenPar, LLC, a Delaware limited liability company and the general partner of the Marlin Sams Fund, LP, a Delaware limited partnership. Mr. Solomon disclaims beneficial ownership of shares held by the entities specified in footnote (9) except to the extent of his pecuniary interest in these entities. Includes 6,416 shares subject to options that are exercisable within sixty (60) days of February 1, 2013.

(6)					Reflects the number of shares owned by Mr. Drobick as of his termination on November 9, 2012.
(7)					Reflects the number of shares owned by Mr. Washburn as of his termination on December 31, 2012.
(8)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013 by TCS Capital Management LLC. TCS’s address is: 888 Seventh Avenue, Suite 1504, New York, NY 10019. TCS Capital includes the following related entities: TCS Capital Management LLC, TCS Global Equity Master Fund, L.P., TCS Capital GP, LLC, TCS Capital Management LLC, and Eric Semler.

(9)
The address for Marlin Sams Fund, LP is 555 Madison Ave., New York, NY 10022. Based primarily on information provided by the Marlin Sams Fund, L.P., the following table shows the sole voting and dispositive power over the shares listed:

Name of Reporting Person/ Beneficial Owner	Number of Shares
Marlin Sams Fund, L.P.	1,017,736
William M. Sams (A)	660,000
Suzanne M. Present	7,500
Michael Solomon	20,000
1,705,236
(A) 20,000 shares of Common Stock held in the Irrevocable Trust of Michael Solomon FBO Grace Solomon for the benefit of Michael Solomon's daughter, of which William M. Sams is the co-trustee with Constance Solomon, Michael Solomon's wife.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our Officers and Directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such Officers, Directors and ten-percent Stockholders are also required by SEC rules to furnish to the Company copies of all forms that they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms received, or written representations from certain reporting persons, the Company believes that during Fiscal Year 2012, all of its Executive Officers, Directors and ten-percent Stockholders complied with all applicable filing requirements.
RELATED PARTY TRANSACTIONS
We have adopted a Code of Conduct, which governs, among other things, related-party transactions. Under our Code of Conduct, related party transactions are disfavored and are therefore avoided wherever possible. Nonetheless, if a related-party transaction with a non-executive officer or non-director is deemed “unavoidable,” such proposed transaction must first be fully disclosed to the Company’s Chief Financial Officer (“CFO”). If the CFO determines that the proposed related-party transaction is material to the Company, then the transaction must be reviewed and approved in writing by the Audit Committee in advance of consummating the proposed transaction. In addition, any proposed related-party transaction involving a Director or Executive Officer of the Company must be reviewed and approved in writing in advance by the disinterested members of the Company’s Audit Committee.
In the Company’s last fiscal year, there has not been nor is there currently proposed any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any Director, Executive Officer, holder of more than ten-percent of its Common Stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described under “Change of Control and Severance Agreements”.
Indemnification Agreements
The Company has entered into indemnification agreements with each of its Directors and Officers. Such indemnification agreements require the Company to indemnify its Directors and Officers to the fullest extent permitted by Delaware law.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Stock Market, and operates under a written charter adopted by the Board of Directors (which can be accessed on our web site at http://investors.geek.net/governance.cfm). As described more fully in its charter, the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of its financial statements; approve the hiring and firing of the independent auditors; assist the Board of Directors in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) its compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) its internal accounting and financial controls; prepare the report that the rules of the SEC require to be included in its annual proxy statement; provide the Board of Directors with the results of its monitoring and recommendations derived therefrom; and provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.
The Company’s management has primary responsibility for the preparation, presentation and integrity of its financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for Fiscal Year 2012 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
Review of Audited Financial Statements for Fiscal Year 2012
The Audit Committee discussed with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements in the Annual Report on Form 10-K for Fiscal Year 2012 with accounting principles generally accepted in the United States, KPMG’s judgments as to the quality, not just the acceptability, of its accounting policies and such other matters as are required to be discussed with the Audit Committee by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with KPMG its independence.
The Audit Committee discussed with KPMG the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held seven (7) such meetings during Fiscal Year 2012.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for Fiscal Year 2012 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of KPMG as the Company’s independent registered public accounting firm for Fiscal Year 2013.
Respectfully Submitted By:
MEMBERS OF THE AUDIT COMMITTEE
Frank A. Riddick, III, Chairman
Matthew Carey
Sir Ronald Hampel

OTHER MATTERS
The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS
Dated: March 27, 2013

Geeknet

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following Proposals 1, 2, and 3

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Kenneth G. Langone	02 Matthew C. Blank	03 Matthew Carey	04 Thomas Coughlin	05 Peter A. Georgescu
06 Sir Ronald Hampel	07 Frank A. Riddick, III	08 Derek Smith	09 Michael Solomon	10 Kathryn K. McCarthy

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000170102_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

GEEKNET, INC.
Annual Meeting of Stockholders
This Proxy is solicited by the Board of Directors

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000170102_2 R1.0.0.51160

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 07, 2013

GEEKNET INC

Geeknet

0000170101_1 R1.0.0.51160

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 15, 2013
Date: May 07, 2013 **Time:** 8:00 AM EDT
Location: 111 East 48th Street
New York, NY 10017

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Combined Document

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 23, 2013 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000170101_2 R1.0.0.51160

Voting items

The Board of Directors recommends you vote FOR the following Proposals 1, 2, and 3

1. Election of Directors

Nominees

01	Kenneth G. Langone	02	Matthew C. Blank	03	Matthew Carey	04	Thomas Coughlin	05	Peter A. Georgescu
06	Sir Ronald Hampel	07	Frank A. Riddick, III	08	Derek Smith	09	Michael Solomon	10	Kathryn K. McCarthy

0000170101_3 R1.0.0.51160